SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

Strategic Hotels & Resorts, Inc.
(Exact Name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32223 (Commission File Number)	33-1082757 (IRS Employer Identification No.)

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (312) 658-5000

    Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Strategic Hotels & Resorts, Inc. (the “Company”) hereby amends its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2007 (the “Original 8-K”) in order to incorporate by reference the disclosure in Item 1.01 of the Original 8-K into Item 2.01 as the Company continues to analyze the significance of the acquisition described below.  Except as described herein, no other amendments are being made to the Original 8-K.

Item  1.01         Entry into a Material Definitive Agreement.

On July 31, 2007, CTU Holding, S.a.r.l., a wholly owned subsidiary of Strategic Hotel Funding, L.L.C., the operating company of the Company, entered into a Share Purchase Agreement (the “Agreement”) with Societe De Participations Financieres D’Hotellerie and Accor (collectively, the “Sellers”), to acquire from the Sellers all of the shares of capital stock of an entity which owns and operates the hotel Sofitel “Demeure Le Parc” and the restaurant “Le Relais du Parc” (the “Transaction”).  The purchase price for the Transaction is approximately €66,500,000. The Transaction closed on July 31, 2007.

The foregoing description of the Transaction is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q  for the period ended September 30, 2007 which the Company intends to file in November 2007.

Item 2.01         Completion of Acquisition or Disposition of Assets.

The disclosure in Item 1.01 above is hereby incorporated by reference herein.

Item 8.01         Other Events.

As previously disclosed, in August 2005, Hurricane Katrina caused substantial damage to the Company’s Hyatt Regency New Orleans property (the “Hotel”), and as a result, the Hotel’s operations have substantially ceased.  On August 1, 2007, the Company agreed to settle its insurance claim related to the event for a total, net of deductibles, of $143,007,930.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula Maggio
Name : Paula Maggio
Title: Senior Vice President, Secretary and General Counsel

Date: August 6, 2007